FOR IMMEDIATE RELEASE

Stanley Works Reports 3Q 2007 Results

Revenues Up 12%; EPS $1.09; Operating Margin Rate Reaches Record Levels

New Britain, Connecticut, October 24, 2007 ... The Stanley Works (NYSE: SWK) announced third quarter 2007 financial results today. Highlights are summarized below:

•	Net sales were $1.13 billion, up 12% vs. the prior year. The increase was attributable to organic growth (3 pts.), currency (2 pts.) and acquisitions (7 pts.).

•	Fully-diluted EPS was $1.09, unchanged from the third quarter of 2006.

•	Income tax rate was 27%, compared with 20% a year ago. The higher tax rate impacted results by $0.10 per fully-diluted share in the third quarter of 2007.

•	Pretax income and operating margin were up 11% and 20%, respectively.

•	Operating margin rate was a record 15.4%, a 100bp improvement. Gross margin rate was 38.1%, up 80 bps over the third quarter of 2006 and SG&A expenses were 22.7% of sales, 20 bps lower than the prior year.

•	Free cash flow was $119 million (130% of net income), up 24%.

Segment Results

Strong performances in Industrial and Security more than offset U.S. market-related issues in Construction & DIY (CDIY), as summarized in the following table:

	3Q07			Versus 3Q06
		Segment	Segment		Segment	Segment
(millions)	Sales	Profit	Profit Rate	Sales	Profit	Profit Rate

CDIY	$457	$77	16.8%	+ 3%	- 5%	- 130bps

Industrial	$300	$42	13.9%	+13%	+46%	+320bps

Security	$374	$69	18.4%	+24%	+34%	+130bps

•	In CDIY, double-digit sales increases in Europe, Australia, Latin America and Asia essentially offset weakness in the U.S. New product initiatives and currency were the primary drivers of these increases. The segment profit rate was lower primarily due to product mix and un-recovered cost inflation within the U.S.

•	Industrial segment sales benefited from 5% organic sales growth in Industrial and Automotive Repair Tools (Facom, Proto and Mac) and double-digit organic growth in Engineered Solutions. The profit rate expanded as a result of strong price realization and productivity.

•	In Security, acquisitions – primarily HSM acquired in early 2007 – accounted for 20 pts. of the sales increase. Mechanical Access sales were very strong, partially offset by weak legacy U.S. Systems Integration (USSI) sales. Segment profit benefited from the inclusion of HSM, as well as strong price realization and a mix shift between mechanical access and legacy USSI.

John F. Lundgren, Chairman and Chief Executive Officer, stated: “We were able to deliver solid earnings and cash flow results this quarter in spite of the challenging environment in U.S. CDIY. We continue to focus on reshaping our portfolio of businesses, as well as executing on new products, brand support, productivity and price/inflation recovery to bring about profitable growth.

“We are pleased with the status of acquisition integrations, as well as the stabilization of the legacy USSI business. Security Solutions attained the highest segment profit percentage in our portfolio and Bostitch (within the CDIY segment) continued to deliver solid progress toward better financial performance. We remain confident in our prospects for this year and beyond.”

Management reaffirmed its previous estimates for 2007: the range of current year EPS expectations is $4.00-$4.05 per fully diluted share, an increase of 15-17% over 2006 earnings from continuing operations. The outlook for total sales growth is approximately 10%, including organic growth of 2%, based on anticipation of continued weak conditions in U.S. housing-related markets, which affect 25% of the company’s total revenues. Free cash flow is expected to be $400-$450 million, consistent with prior guidance.

Fourth quarter 2007 total sales growth is expected at approximately 8%, with organic sales growth of about 2%. Net earnings are estimated at $1.10-$1.15 per fully diluted share, up 6%-11%, including an income tax rate of 24%-26% vs. 14% in 2006 resulting in a difference approximating $0.15 — $0.18 per share in the quarter.

The company also announced that it recently completed two small strategic acquisitions that advance the ongoing positioning of its business portfolio toward growth markets:

•	OSI Security Devices Inc. – A supplier of stand-alone electro-mechanical locks, headquartered in Chula Vista, California. The acquisition of OSI adds industry-leading wireless technology-based locking capabilities to the existing Stanley product and service offering.

•	Automated Entrance Products Inc. – A supplier of power-operated doors for commercial, retail and healthcare facilities in the upper Midwest, headquartered in Burnsville, Minnesota.

These are both additions to the Mechanical Access portion of the Security segment. Combined annual revenues from these two acquisitions are expected to approximate $10 million and no significant impact on 2007 earnings is anticipated.

The company will host a conference call with investors at 10:00am EST, Wednesday, October 24, 2007 to discuss quarterly results. The call is accessible by telephone at (800) 267-8424 (domestic) and (706) 634-0695 (international) and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A slide presentation to accompany the call will be available at www.stanleyworks.com and will remain available after the call. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 using the conference identification number 20199629.

Operating margin is defined as sales less cost of sales less SG&A. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level.

Free cash flow is defined as cash flow from operations less capital and capitalized software expenditures (reconciliation on pg. 8). Free cash flow does not reflect, among other things, deductions for mandatory debt service, other borrowing activity, discretionary dividends on the company’s common stock and acquisitions. Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. The company believes these are important measures of its liquidity, of its ability to fund future growth and to provide a return to the shareowners, and of its sales performance.

The Stanley Works, an S&P 500 company, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including but not limited to those regarding the Company’s ability to: (i) deliver 2007 earnings of $4.00 — $4.05 per fully diluted share; (ii) deliver 2007 total sales growth of approximately 10% including organic growth of approximately 2%; (iii) deliver free cash flow of $400-$450 million in 2007; (iv) deliver fourth quarter total sales growth of 8% with organic sales growth of about 2%; and (v) deliver fourth quarter net earnings of $1.10-$1.15 per fully diluted share; and (vi) limit the income tax rate applicable in the fourth quarter to 24-26% are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent upon: (i) the Company’s ability to successfully integrate HSM and other recent acquisitions, as well as future acquisitions, while limiting associated costs; (ii) the Company’s ability to continue to deliver cost reductions and profit improvement in its Fastening Systems business; (iii) the success of the Company’s efforts to negotiate lease terminations related to its European reorganization within established parameters; (iv) the Company’s ability to minimize the costs to relocate equipment and inventory; (v) the Company’s ability to complete the Fastening and European reorganizations within anticipated time frames; (vi) the success of the Company’s efforts to expand its tools and security businesses; (vii) the Company’s success at new product development and introduction and identifying and developing new markets; (viii)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (ix) the success of the Company’s efforts to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and other inflation increases; (x) the Company’s ability to reduce its costs, increase its prices, change the manufacturing location or find alternate sources for products made in China in order to mitigate the impact of an increase in the VAT rate applicable to products the Company makes or purchases in China; (xi) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions while minimizing any associated restructuring charges; (xiii) the Company’s ability to obtain favorable settlement of routine tax audits; (xiv) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xv) the continued ability of the Company to access credit markets under satisfactory terms; and (xvi) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the continued success of the Company’s marketing and sales efforts; (ii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the Company’s ability to continue improvements in working capital; (vi) the success of the Company’s efforts to mitigate any cost increases generated by, for example, continued increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; and (vii) the geographic distribution of the Company’s earnings.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; increasing competition; changes in trade, monetary, tax and fiscal policies and laws; inflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. economy; and the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the Company operates.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.